UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
July 26, 2020
BLACK KNIGHT, INC.
(Exact name of Registrant as Specified in its Charter)

001-37394
(Commission File Number)

Delaware	81-5265638
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 854-5100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	BKI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On July 26, 2020, Black Knight, Inc., a Delaware corporation (“Black Knight”), GTCR Fund XI/C LP, a Delaware limited partnership ("GTCR Fund XI/C"), GTCR/OB Blocker Corp., a Delaware corporation ("GTCR Blocker"), GTCR/OB Splitter LP, a Delaware limited partnership ("GTCR Splitter"), OB Holdings I, LLC, a Delaware limited liability company ("OB Holdings," together with GTCR Fund XI/C, each a "Seller" and collectively, the "Sellers"), OB Acquisition, LLC, a Delaware limited liability company (the "Company"), and OB Holdings, in its capacity as the Seller Representative, entered into an Equity Purchase Agreement (the “Agreement”), pursuant to which Black Knight will acquire from the Sellers all of the issued and outstanding equity in the Company and GTCR Blocker (the “Transaction”). Subject to the terms and conditions of the Agreement, Black Knight will pay aggregate consideration of $1.8 billion in cash, subject to customary adjustments. The Transaction is expected to close in the third quarter of 2020.

The completion of the Transaction is subject to customary closing conditions, including, among others, (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) the absence of any law, injunction, judgment or order prohibiting the closing, (c) the truth and accuracy of the parties’ respective representations and warranties in the Agreement (subject to certain materiality thresholds), (d) the performance of the parties’ respective covenants and agreements in the Agreement (subject to certain materiality thresholds) and (e) the absence of a “material adverse effect” (as defined in the Agreement) with respect to the Company.

The parties have made customary representations and warranties and have agreed to customary covenants in the Agreement, including, among others, a covenant of the Company to conduct the business in the ordinary course in all material respects between the signing of the Agreement and the closing of the Transaction, and not to engage in certain actions during such period without the consent of Black Knight.

The Agreement may be terminated by Black Knight, on the one hand, or, the Seller Representative on the other hand, under certain circumstances, including if the closing is not consummated by July 26, 2021.

In connection with the entrance into the Agreement, Black Knight entered into agreements with certain Sellers and other related parties containing, among other things, non-competition and non-solicitation provisions.

The foregoing description of the Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Agreement were made only for purposes of such Agreement and as of specific dates, were made solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the parties and qualified by disclosures not reflected in the text of the Agreement, are not intended to provide factual, business, or financial information about the parties and may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for purposes of allocating risk between Black Knight, on the one hand, and the Sellers, on the other hand, rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the public disclosures of Black Knight.

Forward Purchase Agreements

On July 26, 2020, each of Cannae Holdings, LLC (“Cannae”), a subsidiary of Cannae Holdings, Inc., and certain affiliated investment funds of Thomas H. Lee Partners, L.P. (“THL”) entered into a forward purchase agreement (each an “FPA”) with Black Knight pursuant to which each of Cannae and THL committed to purchase approximately 20% of the equity interests (approximately 40% in the aggregate) in a to-be-formed new subsidiary of Black Knight for a purchase price of $290 million. The proceeds from the FPAs ($580 million in the aggregate) will be used to partially fund the cash consideration to be paid to the Sellers at the closing of the Transaction.

Item 8.01.	Other Events

On July 27, 2020, Black Knight issued a press release announcing its entry into the Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
2.1*
Equity Purchase Agreement, dated July 26, 2020, by and among Black Knight, Inc., GTCR Fund XI/C LP, GTCR/OB Blocker Corp., GTCR/OB Splitter LP, OB Holdings I, LLC, OB Acquisition, LLC, and OB Holdings I, LLC, in its capacity as the Seller Representative.

99.1	Press Release issued July 27, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished as a supplement to the Securities and Exchange Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Knight, Inc.
Date:	July 28, 2020	By:	/s/ Kirk T. Larsen
			Name:	Kirk T. Larsen
			Title:	Executive Vice President and Chief Financial Officer